Exhibit 10.1

RETENTION BONUS PLAN

This Retention Bonus Plan (the “Plan”) is effective as of December 28, 2004, and provides certain employees (“Eligible Employees”) of MarketWatch, Inc. (the “Company”) with retention benefits as described in the Plan and under the terms and conditions set forth in the Plan.

RECITALS

WHEREAS, the Plan has been adopted solely to provide the retention benefits set forth herein to certain Eligible Employees whose employment is terminated without Cause or who resign for Good Reason (each as defined below) in connection with the acquisition of the Company by Dow Jones & Company, Inc. (the “Acquisition”) contemplated by the Agreement and Plan of Merger entered into as of November 14, 2004 by the Company, Dow Jones & Company, Inc. and Golden Acquisition Corp. (the “Merger Agreement”); and

WHEREAS, the Plan will automatically terminate effective as of the first anniversary of the Closing Date (as such term is defined in the Merger Agreement).

1. Eligibility. In order for an employee to be considered an “Eligible Employee” under the Plan, and therefore entitled to retention benefits as specified under the Plan, he or she must satisfy the following requirements:

a. Participation in the Plan shall be limited to the employees of the Company listed on Schedule A attached hereto.

b. The employee must be a regular full-time or regular part-time employee of the Company on the Closing Date.

c. The employee must be terminated without “Cause” or have resigned for “Good Reason” within one year after the Closing Date. For purposes of this Plan, “Cause” shall be limited to:

i. The willful failure to substantially perform his or her duties, other than a failure resulting from his or her complete or partial incapacity due to physical or mental illness or impairment, which failure is not cured within thirty days after written notice from the Company;

ii. A material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company;

iii. Commission of a willful act that constitutes gross misconduct and is injurious to the Company;

iv. A willful act of dishonesty, fraud or embezzlement in connection with his or her duties to the Company; or

v. Conviction of a felony.

For purposes of this Plan, “Good Reason” shall mean any of the following events:

i. A reduction in the employee’s cash compensation, without the employee’s consent; or

ii. A relocation of the employee’s principal place of employment by more than fifty miles without the employee’s consent.

2. The Retention Benefit. Each Eligible Employee shall be eligible to receive as a retention benefit (the “Retention Benefit”) an amount that shall be set forth in a Notice of Retention Benefit, a copy of which shall be provided to the Eligible Employee within thirty (30) days of the adoption of this Plan. The maximum aggregate Retention Benefit available to all Eligible Employees shall not exceed a total of $1,000,000. Any provisions of this Plan to the contrary notwithstanding, no amount payable to an Eligible Employee under this Plan shall exceed two times the annual compensation received by such Eligible Employee from the Company during the 12-month period preceding his or her date of termination or resignation, or which would have been so paid at the Eligible Employee’s annualized rate of compensation if such Eligible Employee had worked for the Company for the 12-month period preceding his or her date of termination or resignation.

3. Payment of the Retention Benefit. The Retention Benefit will be paid to each Eligible Employee in a lump sum payment, less withholding for all applicable federal, state and local taxes, on such employee’s last day of employment.

4. Amendment of the Plan. The Company has the right to amend any provision of the Plan at any time and for any reason. No amendment made after the Closing Date will affect an Eligible Employee’s right to any unpaid benefit if the Eligible Employee’s employment is terminated without Cause or the Eligible Employee resigns for Good Reason prior to the date of such amendment. Furthermore, neither the Company nor any affiliates or successors of the Company shall have the right to amend or terminate the Plan on or following the Closing Date if the effect of such amendment or termination would be to reduce any Retention Benefits that would otherwise be payable under the Plan.

5. General Provisions

a. Non-Exclusive Benefits. The benefits described herein are in addition to and shall not have the effect of reducing any other benefits to which an Eligible Employee is or would be, at the time of termination of such Eligible Employee’s employment without Cause or resignation for Good Reason, entitled from the Company, Dow Jones & Company, Inc. or any of their affiliates or successors in the absence of the benefits hereunder.

b. Benefits Not Contingent Upon Retirement. No right to the Retention Benefits payable under the Plan shall depend (or be deemed to depend) upon whether an Eligible Employee is or is not eligible to retire under the terms of any pension or other retirement plan maintained by the Company, Dow Jones & Company, Inc. or any of their affiliates or successors.

c. No Alienation of Benefits. No Retention Benefits payable under the Plan shall be subject to assignment, pledge or other alienation, and any attempt to do so shall be void.

d. Applicable Law. The Plan and the Notices of Retention Benefits delivered pursuant to the Plan shall be governed by, and construed in accordance with the laws of the State of California.

e. Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan.

f. Exclusive Source of Rights. This Plan document together with the Notices of Retention Benefits set forth all of the terms and conditions of the Plan, and no employee may rely on any other communication or representation by the Company or any other employee as creating any right or obligation not expressly set forth in the Plan or the Notices of Retention Benefits.

g. No Rights Created or Accrued. Nothing in the Plan shall be construed as giving any employee the right to receive any benefit other than the Retention Benefits provided under the terms of the Plan. In addition, nothing in the Plan shall be construed to limit in any manner the right of the Company to discharge, demote, downgrade, transfer, relocate or in any other manner treat or deal with any employee, without regard to the effect such treatment may have on such person under, or with respect to, the Plan. No part of an Eligible Employee’s Retention Benefits shall be deemed to accrue, and no Eligible Employee’s right to Retention Benefits shall be deemed to vest, prior to the date the Eligible Employee ceases to be an employee of the Company.

h. No Set-Off. None of the Company, Dow Jones & Company, Inc. or any of their affiliates or successors shall have the right to withhold (other than withholding for applicable federal, state and local taxes) or set off any amount due hereunder to an Eligible Employee against any amount such Eligible Employee may owe to the Company, Dow Jones & Company, Inc. or any of their affiliates or successors.

The Company has caused this Plan to be executed by a duly authorized officer.

MARKETWATCH, INC.

By:	/s/ Kathy Yates
Kathy Yates, President and COO